Exhibit 10.2

PROMISSORY NOTE

$106,724,942.00

Executed and effective as of September 30, 2026.

FOR VALUE RECEIVED, MineralRite Corporation, a Texas corporation (“Maker”), promises to pay to the order of Abstract Concepts 1618 LLC (“Holder”) the principal sum of ONE HUNDRED SIX MILLION SEVEN HUNDRED TWENTY-FOUR THOUSAND NINE HUNDRED FORTY-TWO DOLLARS ($106,724,942.00), subject to the terms below.

1. Interest; Maturity.

This Note bears no interest. This Note is due and payable on the Closing Date and is intended to be satisfied at Closing principally through the application and setoff described in the Royalty Repurchase, Warrant Exercise and Note Satisfaction Agreement executed contemporaneously herewith.

2. Payment by Application and Setoff.

Holder irrevocably authorizes Maker to apply amounts otherwise payable by Holder to Maker against the outstanding principal of this Note. Such application and setoff shall constitute payment in the same amount as if cash had been paid by Maker to Holder and immediately returned by Holder to Maker.

3. Complete Satisfaction.

Maker and Holder acknowledge that the aggregate contractual applications contemplated at Closing total $106,724,942.00, equal to the face amount of this Note. The Parties agree that completion of the contemplated applications constitutes full and complete payment and satisfaction of this Note. Upon such completion, the outstanding balance shall be zero and this Note shall be deemed paid, discharged, surrendered and cancelled.

4. No Assignment Except with Transaction Documents.

Holder shall not assign this Note separately from the rights and obligations arising under the contemporaneous transaction documents without Maker’s written consent.

5. Governing Law.

This Note is governed by Texas law. Exclusive venue shall lie in the state or federal courts located in Dallas County, Texas. Counterpart and electronic signatures are effective as originals.

MINERALRITE CORPORATION By: /s/ James Burgauer Name: James Burgauer Title: President / CEO / CFO	ABSTRACT CONCEPTS 1618 LLC By: /s/ Lloyd B. Hendricks III Name: Lloyd B. Hendricks III Title: Manager